Exhibit 10.1

THIS PROMISSORY NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

THIS PROMISSORY NOTE IS SUBJECT TO THE SUBORDINATION AGREEMENT BETWEEN THE HOLDER HEREOF AND SILICON VALLEY BANK.

ZYNEX MEDICAL HOLDINGS, INC.

CONVERTIBLE SECURED PROMISSORY NOTE

$275,000	October 18, 2006

FOR VALUE RECEIVED, ZYNEX MEDICAL HOLDINGS, INC., a Nevada corporation (“Maker”), promises to pay to the order of Ascendiant Capital Group, LLC (“Holder”) at 18881 Von Karman, 16th Floor, Irvine, CA 92612, the principal sum of Two Hundred Seventy Five Thousand Dollars ($275,000), together with all accrued interest thereon and fees, upon the terms and conditions specified below.

1. Use of Loan Proceeds. The proceeds of this Note shall be used for general working capital for the Maker.

2. Due Date. Unless earlier accelerated or converted pursuant to the terms hereof, this Note shall mature and the outstanding principal balance of this Note together with all accrued and unpaid interest hereunder shall become due and payable in one lump sum on April 18, 2007 (the “Maturity Date”); provided, however, if Maker delivers written notice to Holder at any time not less than 15 days prior to the Maturity Date stating that Maker has elected to extend the term of this Note, this Note shall instead mature and the outstanding principal balance of this Note together with all accrued and unpaid interest hereunder shall become due and payable in six equal monthly installments beginning on the Maturity Date and ending on October 18, 2007 (the “Extended Maturity Date”).

3.  Original Issue Discount. This Note shall have an original issue discount equal to five percent (5%) of the aggregate principal amount of this Note, and Maker acknowledges that the proceeds of this Note shall be net of this five percent (5%) original issue discount. The amount by which the issue price of this Note is less than the amount to be paid at the Maturity Date (excluding amounts stated to be interest), constitutes “original issue discount,” the accrual of which is treated as interest on the Note for purposes of federal and state taxation.

4. Interest. Interest shall accrue on the unpaid balance outstanding from time to time under this Note at the rate of (a) fifteen percent (15%) per annum from the date hereof to and including January 17, 2007 and (b) eighteen percent (18%) per annum from January 18, 2007 to and including the Maturity Date (with (a) and (b) referred to herein as the “Initial Term”); provided, however, (i) if the term of this Note is extended by Maker pursuant to Section 2 hereof, then from and after the original Maturity Date to and including the Extended Maturity Date, interest shall accrue on the unpaid balance outstanding from time to time under this Note at the rate of twenty-one percent (21%) per annum, and (ii) any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate that is five percent (5%) per annum in excess of the rate of interest otherwise then payable under this Note. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days (including the first day and excluding the last day) occurring in the period for which such interest is payable. In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law. If the rate of interest payable under this Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law shall exceed such reduced rate of interest then provided for hereunder, then the rate provided for hereunder shall be increased to a rate not to exceed the maximum rate permitted by applicable law at such time, such that the total amount of interest received by the Holder is equal to or as nearly equal to the amount provided for in the first sentence of this paragraph as applicable law permits. All Interest payable under this Note during the Initial Term shall be prepaid on the date hereof from the proceeds of this Note irrespective of any prepayment of amounts under this Note. In the case of any Extended Maturity Date, all interest shall be according to the amortization schedule set forth in Section 2 hereof.

5. Conversion.

(a) At any time or from time to time prior to the Maturity Date or the Extended Maturity Date, as the case may be, Holder may elect to convert all or any portion of the outstanding principal balance of this Note and accrued but unpaid interest thereon into the common stock of Maker at an initial conversion price of $0.32 per share of common stock (the “Conversion Price”).

(b) No fractional shares of Maker’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, Maker will pay to Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to Section 5, Holder shall surrender this Note, duly endorsed, at the principal offices of Maker. At its expense, Maker will, as soon as practicable thereafter, issue and deliver to Holder, at such address as requested by Holder, a certificate or certificates for the number of shares to which Holder is entitled upon such conversion, together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as a result of any fractional shares as described herein.

6. Adjustments to Conversion Price for Certain Diluting Issuances.

(a) Special Definitions. For purposes of this Section 6, the following definitions apply:

(i) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(ii) “Original Issue Date” shall mean the date hereof.

(iii) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for common stock of Maker.

(iv) “Additional Shares of Common Stock” shall mean all shares of common stock issued (or, pursuant to Section 6(c) below deemed to be issued) by Maker after the Original Issue Date, other than shares of common stock issuable or issued:

A. upon the exercise or conversion of exercisable securities or Convertible Securities outstanding as of the Original Issue Date;

B. upon exercise of stock options to officers, directors, employees or consultants of Maker pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors of Maker;

C. as stock splits or subdivisions or stock dividends in respect of which the Conversion Price is adjusted pursuant to Section 6(e);

D. in connection with any joint venture approved by the Board of Directors of Maker;

E. to vendors in payment of normal and customary fees or in settlement of outstanding accounts payable in an aggregate amounts not to exceed 1% of the Maker’s outstanding Common Stock (measured as of the Original Issue Date and each anniversary date thereof) in each 12 month period following the Original Issue Date, provided that any such Additional Shares of Common Stock must be valued, as of the day such Additional Shares of Common Stock are issued or deemed to be issued, at or above the market price of the Maker’s Common Stock on the day of issuance, or

F. in connection with an acquisition by Maker of the securities, assets or business of another company.

(b) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share is less than the applicable Conversion Price in effect on the date of, and immediately prior to such issue.

(c) Deemed Issue of Additional Shares of Common Stock. In the event that Maker at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of common stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, upon the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Maker, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) upon the expiration of any such Options or rights, the termination of any such rights to convert or exchange or the expiration of any Options or rights related to such Convertible Securities or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such Options, rights or Convertible Securities or Options or rights related to such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such Options or rights, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options or rights related to such Convertible Securities;

(d) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that Maker, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue (a “Dilutive Transaction”), then and in such event, the Conversion Price shall, automatically and without further action, be reduced to an amount determined by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be (X) the number of shares of Common Stock outstanding immediately prior to the Dilutive Transaction (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exchange or exercise of any outstanding shares of Convertible Securities or Options) plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Maker for the total number of such additional shares of Common Stock so issued in the Dilutive Transaction would purchase at such Conversion Price then in effect (prior to such adjustment); and

(ii) the denominator of which shall be (X) the number of shares of Common Stock outstanding immediately prior to the Dilutive Transaction (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exchange or exercise of any outstanding shares of Options or Convertible Securities), plus (Z) the number of such additional shares of Common Stock so issued in the Dilutive Transaction.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that Maker at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that Maker shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then Maker shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

7. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Subject to Section 4 (Interest), Section 8 (Warrants), Section 10 (Optional Redemption) and Section 11 (Mandatory Redemption) of this Note, prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

8. Warrants; Restricted Stock. Upon the issuance of this Note, Maker shall issue to Holder a warrant, the form of which is attached hereto as Exhibit A (the “Warrant”), to purchase 429,687 shares of common stock of Maker at a per share exercise price of $0.39 per share. If the term of this Note is extended by Maker pursuant to Section 2 hereof, then within five business days following Maker’s delivery of written notice of such extension, Maker shall issue and deliver to Holder shares of common stock of Maker in an amount equal to 75,000 shares for each $50,000 or part thereof of outstanding principal amount extended under this Note until the Extended Maturity Date. By way of example, $30,000 in principal amount extended shall equal 75,000 shares, $80,000 in principal amount extended shall equal 150,000 shares and $250,000 extended, shall equal 375,000 shares.

9. Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, and all other fees due hereunder shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events (each an “Event of Acceleration”):

A. Maker shall fail to make any payment of principal or interest due under this Note which shall be deemed an “Event of Acceleration” immediately upon such failure;

B. Maker shall fail to observe or perform any term or provision of this Note or the Warrant; provided that such occurrence shall not be deemed an “Event of Acceleration” unless such condition remains uncured at the end of the tenth day after the receipt of written notice from Holder of the occurrence of such default;

C. Any representations or warranties of Maker in the Note or Warrant shall be found to be untrue or incorrect in any material respect;

D. The occurrence of any event of default or acceleration under any promissory note or obligation for borrowed money with a principal amount in excess of $50,000 owed by Maker;

E. Any order, judgment or decree shall be entered against Maker decreeing the dissolution or split-up of Maker or any money judgment in excess of $100,000;

F. Pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due;

G. A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for

Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed or stayed within 30 days; or

H. Maker shall fail to provide written notice to Holders of the occurrence of any event set forth in this Section 9 within 10 days of an officer of Maker having knowledge of the occurrence of such event.

10. Optional Redemption. Subject to Section 4 hereof, this Note may be redeemed by Maker at any time, in whole or in part, prior to the Maturity Date or, if Maker has elected to extend the term of this Note pursuant to Section 2 hereof, prior to the Extended Maturity Date, at a redemption price equal to one hundred percent (100%) of the principal amount of this Note being redeemed, plus all accrued but unpaid interest thereon (the “Redemption Price”) until and including the Maturity Date or, if Maker has elected to extend the term of this Note pursuant to Section 2 hereof, the Extended Maturity Date.

11. Mandatory Redemption. Maker shall be obligated to redeem this Note at the Redemption Price within two business days after Maker’s receipt of funds from the consummation of a Qualified Financing or a Sale of Maker. For purposes hereof, (i) “Qualified Financing” shall mean the closing of an equity or debt financing or series of equity or debt financings by Maker resulting in aggregate gross cash proceeds (before commissions, fees or other expenses) to Maker of $1,000,000 or more within 12 months of the date of this Note, and (ii) ”Sale of Maker” shall mean a transaction (or series of related transactions) between Maker and one or more persons or entities, pursuant to which such persons or entities acquire (A) capital stock of Maker possessing the voting power to elect a majority of the board of directors of Maker (whether by merger, consolidation, sale or transfer of Maker’s capital stock or otherwise); or (B) all or substantially all of Maker’s assets

12. Registration Rights. In the event that Holder elects to convert all or part of this Note into shares of Common Stock or is issued additional shares of Common Stock upon extension of the Note, if any, under Section 8 hereof, Maker hereby grants to Holder the following registration rights with respect to all shares of Common Stock issued upon the conversion or extension of this Note (for purposes of this Section 12, “Registrable Shares”):

(a) If Maker proposes to register for its own account or for any stockholders any of its capital stock or other securities under the Securities Act of 1933, as amended (the “Act”) in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a company stock plan, or an SEC Rule 145 transaction), Maker shall, at such time, promptly give Holder written notice of such registration. Upon the written request of Holder given within 20 days after Holder’s receipt of such notice from Maker, the Maker shall use its commercially reasonable best efforts to cause to be registered under the Act all of the Registrable Shares that Holder has requested to be registered. Notwithstanding the foregoing, if the managing underwriter, or the Chief Executive Officer of Maker in the event of an offering with no underwriters, determines in good faith that marketing factors require a limitation of the number of shares to be sold in such registration, then the managing underwriter or the Chief Executive Officer of the Maker, as the case may be, may exclude Registrable Shares of Holder from the registration, and the number of

Registrable Shares that may be included in the registration and the underwriting shall be allocated to the Maker; provided, however, that (i) no exclusion of the Holder’s Registrable Shares shall be made unless all other stockholders’ securities are first excluded and (ii) in no event shall the amount of Registrable Shares of the Holder included in an offering by the Maker of its securities be reduced below 25% of the total amount of securities included in such offering. For the avoidance of doubt, the Maker may terminate a proposed registration in its entirety at any time.

(b) If at any time the Registrable Shares held by Holder have been registered under Section 5(a), and if the Maker thereafter hereafter lists its Common Stock (and only so long as the class of common stock is so listed) on any national securities exchange, the Nasdaq Global Market or the Nasdaq Smallcap Market, the Maker shall use its commercially reasonable efforts to keep the Registrable Shares authorized for listing on such exchange upon notice of issuance.

13. Representations And Warranties Of Maker. Maker has all requisite legal and corporate power to enter into, execute and deliver the Note and the Warrant. Each of the Note and the Warrant is the valid and binding obligation of Maker, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury or other laws of general application relating to or affecting enforcement of creditors’ rights and the rules or laws governing specific performance, injunctive relief or other equitable remedies. All corporate and legal action on the part of Maker, its officers, directors and stockholders necessary for the sale and issuance of the Note and the Warrant, and the performance of Payor’s obligations under the Note and the Warrant have been taken. The offer, issue, and sale of the Note and Warrant is exempt from the registration requirements under applicable federal and state securities laws.

14.  Security. As security for its payment obligations under this Note, Maker hereby grants Holder a security interest in all of the assets of Maker (including after acquired property) and the proceeds therefrom as further described in that certain Security Agreement, dated as of the date hereof, by and between Maker and Holder, the terms of which are incorporated herein by reference.

15. Collection. Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with the enforcement of the terms of this Note.

16. Cumulative Remedies. Holder’s rights and remedies under this Note shall be cumulative. Holder shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law or in equity. No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any Event of Acceleration shall be deemed a continuing waiver of such Event of Acceleration or the waiver of any other Event of Acceleration.

17. Covenant of Holder. Holder represents to Maker that it is a US person and that is not subject to backup withholding because (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revneue Service that it is subject to backup withholding as a result of failure to report all interests or dividends, or (c) the Internal Revenue

Service has notified Holder that it is no longer subject to backup withholding. Holder’s true and correct taxpayer identification number is 48-1280361. Holder hereby agrees that for the two year period following the date hereof, Holder will not enter into or effect any “short sales” (as such term is defined in paragraphs (a) through (c) of Rule 200 of Regulation SHE under the Securities Exchange Act of 1934, as amended) or hedging transaction which establishes a net short position respect to the common stock of Maker.

18. Amendment; Waiver. Any modification, amendment or waiver of any term of this Note must be made in writing and signed by Holder. No delay by Holder in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of a condition under this Note. Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

19. Construction; Section Headings. This Note is the result of negotiations among, and has been reviewed by Holder, Maker and their respective counsel. Accordingly, this Note shall be deemed to be the product of all parties hereto and no ambiguity shall be construed in favor of or against Holder or Maker. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense

20. Fees and Expenses. Maker shall pay the reasonable fees of one special counsel to Holder and other expenses incurred by Holder in connection with the preparation of this Note in an amount not to exceed $10,000, which amount shall be deducted from the proceeds of this Note and paid by Holder on behalf of Maker. As a placement fee for this Note, Maker shall issue and deliver 65,000 shares of common stock (with registration rights as set forth in the Warrant) to Holder within business five days from the date hereof. Maker shall also pay to Ascendiant Securities, LLC as placement agent on the transaction, a fee (without duplication of the fee payable under that certain engagement letter beween Maker and Ascendiant Securities) equal to $22,000 (8% of the Note amount) which shall be deducted from the proceeds of the Note and a warrant for 103,139 shares (8% of the common stock issuable in the transaction) of common stock of Maker at a per share exercise price of $0.39 per share.

21. Notices. All notices and other communications provided for hereunder shall be in writing (including telefacsimile communication) and mailed, telecopied, or delivered as follows: if to Maker, at its address specified opposite its signature below; and if to Holder, at the address set forth in the first paragraph of this Note; or in each case at such other address as shall be designated by Holder or Maker. All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier.

22. Governing Law; Jurisdiction. This Note shall be construed in accordance with the laws of the State of California, without resort to that State’s conflict-of-laws rules. Maker hereby irrevocably consents to personal jurisdiction in the state and federal courts of the State of California and agrees that venue shall be proper is such courts.

23. Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

ZYNEX MEDICAL HOLDINGS, INC.

 By:  /s/ Thomas Sandgaard
                   Name: Thomas Sandgaard
 Title:   President and Chief Executive Officer

Address:	8100 Southpark Way, Suite A-9 Littleton, Colorado 80120

AGREED AND ACKNOWLEDGED:

ASCENDIANT CAPITAL GROUP, LLC

By:_/s/ Bradley J. Wilhite_________________
Name:  Bradley J. Wilhite
Title:  Managing Director

EXHIBIT A

FORM OF WARRANT